Exhibit 8.1

List of Principal Subsidiaries and Consolidated Variable Interest Entities

Subsidiaries	Jurisdiction of Organization
Jumei Hongkong Limited	Hong Kong
Facefeel luxury (USA) Limited	British Virgin Islands
Facefeel luxury (Hongkong) Limited	Hong Kong
Jumei Hongkong Holding Limited	Hong Kong
Beijing Silvia Technology Service Co., Ltd.	PRC
Chengdu Jumeiyoupin Science and Technology Co., Ltd.	PRC
Shanghai Jumeiyoupin Technology Co., Ltd.	PRC
Shanghai Youpin E-commerce Co., Ltd.	PRC
Tianjin Cyril Information Technology Co., Ltd.	PRC
Tianjin Qianmei International Trading Co., Ltd.	PRC
Tianjin Jumeiyoupin Technology Co., Ltd.	PRC
Suzhou Jumeiyoupin Information Technology Co., Ltd.	PRC
Zhengzhou Venus Information Technology Co., Ltd.	PRC
Ningbo Jumeiyoupin Network Technology Co., Ltd.	PRC
Tianjin Dairui Technology Co., Ltd.	PRC
Suzhou Jumeiyoupin Technology Co., Ltd.	PRC
Shenzhen Jiedian Technology Co., Ltd.	PRC

Consolidated Variable Interest Entities
Reemake Media Co., Ltd.	PRC
Tianjin Yingxun Technology Co., Ltd.	PRC
Chengdu Li'ao Culture Communication Co., Ltd.	PRC
Jumei Film Media Wuxi Co., Ltd.	PRC